Clawback Policy	WISeKey International Holding AG

WISeKey International Holding AG [“the Company”]
CLAWBACK POLICY

1.	Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the United States Securities Exchange Act of 1934 (the “Exchange Act”).

2.	Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Nomination & Compensation Committee, in which case references herein to the Board shall be deemed references to the Nomination & Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.	Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

In line with the definition of “officer” in Rule 16a-1(f) under the Exchange Act, executive officers include the Company’s:

•	President.

•	Principal financial officer.

•	Principal accounting officer or controller.

•	Any vice president in charge of a principal business unit, division or function, such as sales administration or finance.

•	Any other officer who performs a policy-making function.

•	Any other person (such as an executive officer of a subsidiary or parent entity) who performs similar policy-making functions for the Company.

The Company will not be required to recover Incentive Compensation received by an individual:

•	Before beginning service as an executive officer.

•	Who did not serve as an executive officer at any time during the three-year recovery period.

4.	Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the U.S. securities laws or national securities law, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

This Policy would apply to any excess Incentive Compensation received during the three completed fiscal years immediately preceding the date on which the company is required to prepare an accounting restatement. Incentive Compensation is considered received when the applicable financial reporting measure performance goal specified in the award is attained, even if the payment or grant occurs later.

The date on which the Company is required to prepare an accounting restatement is the earlier of:

•	The date the Board concludes or reasonably should have concluded that the Company’s previously issued financial statements contain a material error.

•	The date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

5.	Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

•               Annual bonuses and other short- and long-term cash incentives.

•               Stock options.

•               Stock appreciation rights.

•               Restricted stock.

•               Restricted stock units.

•               Performance shares.

•               Performance units.

Financial reporting measures include:

•               Revenues.

•               Net income.

•               Earnings before interest, taxes, depreciation, and amortization (EBITDA).

•               Funds from operations.

•               Liquidity measures such as working capital or operating cash flow.

•               Return measures such as return on invested capital or return on assets.

•               Earnings measures such as earnings per share.

The following types of compensation are not considered Incentive Compensation:

•	Salaries.

•	Bonuses paid solely by satisfying subjective standards, such as demonstrating leadership.

•	Non-equity incentive plan awards earned solely by satisfying strategic or operational measures.

•	Wholly time-based stock options or other equity awards.

•	Discretionary bonuses or other compensation that is paid on a discretionary basis.

6.	Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. The amount to be recovered from the Covered Executive is to be calculated on a pre-tax basis (including in such amount to be recovered any tax gross up amount paid by the Company to the Covered Executive and any tax withheld by the Company and remitted to the applicable tax authorities). In line with SEC Rule 10-1, there will not be any deduction to the amount to be recovered from the Covered Executive in relation to any taxes already paid directly by the Covered Executive on the amount to be recovered. Notwithstanding the foregoing, the amount to be recovered shall not include any amount that is not required to be included for this policy to comply with Nasdaq Rule 5608(b), SEC Rule 10-1 and applicable interpretations or any amount the recovery of which would violate applicable provisions of Swiss law.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

7.	Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

8.	No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

9.	Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the United States Securities and Exchange Commission (“SEC”) or any national securities exchange on which the Company’s securities are listed.

10.	Effective Date

This Policy shall be effective as of November 10, 2023, which is the date it was adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

11.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

12.	Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

13.	Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Cases where recovery may be deemed to be impracticable include where:

•	The direct costs of enforcing recovery (expenses paid to a third party to assist in enforcing the policy, such as reasonable legal expenses) would exceed the recoverable amount: or

•	Recovery would violate home country law.

14.	Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.